EXHIBIT 10.8

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into as of the 29th day of December, 2014, by and among S&W SEED COMPANY., a Nevada corporation (the "Company"), CRAIG-HALLUM CAPITAL GROUP LLC, a Minnesota limited liability company ("CRAIG-HALLUM") and ALERUS FINANCIAL, a national association (the "Escrow Agent").

WHEREAS, the Company intends to privately offer (the "Placement") 8% Senior Secured Convertible Debentures of the Company (such debentures being referred to herein as the "Securities"); and

WHEREAS, it has been determined that the proceeds to be received from the Placement should be placed in escrow until such time as there is a closing with respect to the sale of the Securities; and

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent for only the expressed duties, terms and conditions outlined herein.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

1. Proceeds to be Escrowed. All funds received from investors prior to the closing of the Placement in payment for the Securities will be deposited with or wired to the Escrow Agent and shall be retained in an escrow account by the Escrow Agent (the "Escrow Funds"). The Escrow Agent agrees to hold, safeguard, and disburse the Escrow Funds pursuant to the terms and conditions hereof, free and clear of all liens, encumbrances, charges, or security interests whatsoever created by the Escrow Agent. In the event any checks or wire transfers are inadvertently sent to the Company or Craig-Hallum, the Company or Craig-Hallum shall promptly transmit such funds to the Escrow Agent.

2. Identity of Investors. The Company, or Craig-Hallum on behalf of the Company, shall furnish to the Escrow Agent a list of the persons who have indicated an interest for the purchase of the Securities, showing the name, address, amount of the Securities subscribed for and the amount of money to be paid. All proceeds so deposited shall remain the property of the respective investors and shall not be subject to any liens or charges by the Company, the Escrow Agent, or judgments or creditors' claims against the Company, until released to the Company as hereinafter provided. The Escrow Agent will not use or disclose the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent as set forth in this Agreement. Regardless, the Escrow Agent will treat this information as confidential.

3. Disbursement of Funds. From time to time, upon the Company's request, and at the end of the third business day following the Termination Date (as defined in Section 4 hereof), the Escrow Agent shall notify the Company of the amount of investors' funds received hereunder. When the Company and Craig-Hallum jointly deliver a prior written notice, signed by their respective duly authorized officers or signatories, stating that the Company is prepared for a closing of the Placement, then the Escrow Agent shall pay out the Escrow Funds when and as unanimously directed by the Company and Craig-Hallum. If the Placement has not closed prior to the Termination Date, the Escrow Agent shall, within a reasonable time following the Termination Date, but in no event more than 2 business days thereafter, refund to each of the investors by wire of immediately available funds pursuant to wire instructions appearing on the list of investors, or pursuant to such other wire instructions as shall be furnished to the Escrow Agent by an investor in writing, all sums paid by such investor for the Securities and shall then notify the Company and Craig-Hallum in writing of such refunds.

4. Term of Escrow. The "Termination Date" shall be the earlier of (i) the termination of that certain Securities Purchase Agreement entered into by and among the Company and the Purchasers signatory thereto in connection with the Placement (the "SPA"), (ii) the failure of the consummation of the transactions contemplated by the Pioneer Documents (as defined in the SPA) within five (5) business days after the date of the SPA and (iii) the date the Escrow Agent receives written notice from the Company and Craig- Hallum that they are abandoning the Placement, subject to Section 3.

5. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive escrowed funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of the Securities. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified by the Company to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

6. Escrow Agent's Fee. The Escrow Agent shall be entitled to Two Thousand and Five Hundred Dollars ($2,500.00) as total compensation for its services rendered pursuant to the terms hereof, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that (i) the Escrow Agent renders at the Company's written request any material service not contemplated in this Agreement, (ii) there is any assignment of interest in the subject matter of this Agreement, (iii) the parties agree to any material modification hereof pursuant to Section 14, below, or (iv) any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof (collectively, a "Material Change"), then the Escrow Agent shall be reasonably compensated and/or reimbursed for any and all costs and expenses, including reasonable attorneys' fees, incurred by the Escrow Agent as a direct result of any such Material Change, which shall be paid by the Company upon receipt of an invoice from the Escrow Agent with reasonable supporting documentation therefor.

7. Investment of Proceeds. All funds held by the Escrow Agent pursuant to this Agreement shall constitute trust property for the purposes for which they are held. The Escrow Agent shall invest all Escrow Funds in a money market account. The earnings on the Escrow Funds shall (i) be the property of the investors (pro rata to each investor based on the Escrow Funds wired by such investor to the Escrow Agent) until the Escrow Funds are released to the Company in accordance with the terms hereof and (ii) become the property of the Company when the Escrow Funds are released to the Company in accordance with the terms hereof, and reported in accordance with this Section 7. The Escrow Agent shall have no liability or responsibility whatsoever for any loss resulting from any investment made in compliance with the terms and provisions of this Agreement. The Escrow Agent shall, without further direction from any person, liquidate such deposit as and when required pursuant to Section 3 of this Agreement. The Company understands and acknowledges that FDIC insurance coverage will not be available for the entire amount of the Escrow Funds deposited in the Escrow Agent's demand deposits or money market deposit accounts and that such funds not covered by FDIC insurance will not otherwise be collateralized. Earnings on the Escrow Funds will be reported to the appropriate tax authorities for the account of the investors or the Company, as the case may be (Company's Federal Tax I.D. No. 27-1275784) on IRS Form 1099 or such other substitute form as applicable. The investors or Company, as applicable, shall provide the appropriate tax form W9 to the Escrow Agent or such other substitute tax form as applicable.

8. Issuance of Certificates. Until the terms of this Agreement with respect to the Securities have been met and the funds hereunder received from subscriptions for the Securities have been released to the Company, the Company will not deliver any certificates or other evidence of the purchase of the Securities.

9. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission or if sent by electronic mail to the email address given below, (c) on the day after delivery to Federal Express or similar overnight courier or the express mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:

S&W Seed Company
Attn: Matt Szot
Chief Financial Officer
25552 South Butte Avenue
Five Points, CA 93624
Phone: (559) 884-2535
Facsimile: [         ]
Email: [        ]

If to Craig-Hallum:

Patricia Bartholomew
Managing Partner
222 South Ninth Street, Suite 350
Minneapolis, MN 55402
Phone: (612) 334-6370
Facsimile: [      ]
Email: [        ]

If to the Escrow Agent:

Alerus Financial
Attn: Joan Warnke, Trust and Investment Officer
401 Demers Avenue
Grand Forks, ND 58201
Phone: (701) 795-3240
Facsimile: [        ]
Email: [        ]

Wires to the Escrow Agent should be directed to the following:

WIRE INSTRUCTIONS:

ABA Number:      091300159

Bank name:           ALERUS FIN GR FKS

City, State:            Grand Forks, ND

FBO Acct no.:      1029-2991

ATTN: Trust Dept

FFC: S&W Seed Company Escrow Account #1080000024

Alerus Financial

ATTN: Joan Warnke, Trust and Investment Officer

401 Demers Avenue

Grand Forks, ND 58201

Phone: 701-795-3240

Attn:  Joan Warnke

(701) 795-3240

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

10. Indemnification of Escrow Agent: The Company agrees to indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage, and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim, or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim, or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

11. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of, and be binding upon, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

12. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any United States District Court for the District of Minnesota located in Hennepin County, Minnesota.

13. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

14. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

15. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

16. Section Headings. The Section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

18. Time of Essence. Time is of the essence of this Agreement.

19. Resignation. The Escrow Agent may resign upon thirty (30) days' advance written notice to the Company and Craig-Hallum. The Escrow Agent may be removed upon thirty (30) days' advance written notice from the Company to the Escrow Agent. Upon either such notice, a successor escrow agent shall be appointed by the Company which successor shall be reasonably acceptable to the Company shall provide written notice of such appointment to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

S&W SEED COMPANY

By: __________________________________
Its: ___________________________________

CRAIG-HALLUM CAPITAL GROUP LLC

By: ___________________________________
Its: __Managing Partner___________________

ALERUS FINANCIAL

By: ___________________________________
Its: __________________________________________